As filed with the Securities and Exchange Commission on February 28, 2012

Registration No. 333-161995

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

United Therapeutics Corporation

(Exact Name of Registrant as Specified in the Charter)

Delaware	52-1984749
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1040 Spring Street
Silver Spring, MD	20910
(Address of principal executive offices)	(Zip Code)

UNITED THERAPEUTICS CORPORATION
SHARE TRACKING AWARDS PLAN

(Full title of the plan)

Martine A. Rothblatt, Chairman and Chief Executive Officer

United Therapeutics Corporation

1040 Spring Street

Silver Spring, MD 20910
(301) 608-9292
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Stephen I. Glover, Esq.	John S. Hess, Jr., Esq.
Gibson, Dunn & Crutcher LLP	Vice President and Associate General Counsel
1050 Connecticut Avenue, N.W.	United Therapeutics Corporation
Washington, D.C. 20036	1735 Connecticut Avenue, N.W.
(202) 955-8500	Washington, D.C. 20009
(202) 483-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

United Therapeutics Corporation (the “Company” or the “Registrant”) is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (the “Post-Effective Amendment”) to deregister certain share tracking awards (the “Awards”) originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on September 18, 2009, File No. 333-161995 (the “2009 Form S-8”), for issuance in accordance with the terms of the United Therapeutics Share Tracking Awards Plan (the “2008 Plan”).  A total of 1,500,000 Awards were initially registered for issuance under the 2009 Form S-8, which number was automatically adjusted to 3,000,000 in accordance with the anti-dilution provisions of the 2008 Plan upon payment of the Company’s two-for-one stock split on September 22, 2009.  As of February 28, 2012, 418,154 Awards remained available for issuance under the 2009 Form S-8.

On February 1, 2012, the Company’s Board of Directors (the “Board”), upon the recommendation of the Compensation Committee of the Board, approved an amendment to the 2008 Plan providing that no further Awards will be issued under the 2008 Plan after February 1, 2012 and that any Awards previously granted under the 2008 Plan that are forfeited, canceled or expired will not be available for future grant under the 2008 Plan.  As a result, all 418,154 Awards that remain available for issuance under the 2008 Plan will never be issued (collectively, the “Deregistered Awards”).

The Deregistered Awards are hereby deregistered.  The 2009 Form S-8, as amended, otherwise continues in effect as to the balance of the Awards remaining available for offer or sale pursuant thereto.

Contemporaneously with the filing of this Post-Effective Amendment, the Registrant is filing a Registration Statement on Form S-8 (the “2012 Form S-8”) to register additional Awards under the 2011 United Therapeutics Share Tracking Awards Plan.  In accordance with Rule 457(p) under the Securities Act of 1933, as amended, the Registrant will carry over the registration fees paid with respect to the Deregistered Awards to offset the registration fees due in connection with the 2012 Form S-8.

Item 8.            Exhibits

Exhibit No.	Description

24	Power of Attorney (included on signature page)*

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Silver Spring, State of Maryland, on this 28th day of February, 2012.

UNITED THERAPEUTICS CORPORATION

By:	/s/ Martine A. Rothblatt
Martine A. Rothblatt, Ph.D.
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martine A. Rothblatt, Ph.D., John Ferrari and Paul A. Mahon, and each of them, with full power of substitution and full power to act without the others, his or her true and lawful attorney-in-fact and agent, to act for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement the Company may hereafter file with the Commission pursuant to Rule 462(b) under the Securities Act to register additional Awards, and to file this Registration Statement and any subsequent registration statement and all amendments thereto, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do, and hereby ratifies and confirms all his said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  This Power of Attorney may be signed in any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one Power of Attorney.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Martine A. Rothblatt	Chairman of the Board and Chief Executive Officer	February 28, 2012
Martine A. Rothblatt, Ph.D.	(Principal Executive Officer)

Name	Title	Date

/s/ John Ferrari	Chief Financial Officer and Treasurer	February 28, 2012
John M. Ferrari	(Principal Financial Officer and Principal Accounting Officer)

/s/ Roger Jeffs	President, Chief Operating Officer and Director	February 28, 2012
Roger A. Jeffs, Ph.D.

/s/ Christopher Causey	Director	February 28, 2012
Christopher Causey

/s/ Raymond A. Dwek	Director	February 28, 2012
Raymond A. Dwek, F.R.S.

/s/ Richard Giltner	Director	February 28, 2012
Richard Giltner

/s/ R. Paul Gray	Director	February 28, 2012
R. Paul Gray

/s/ Raymond Kurzweil	Director	February 28, 2012
Raymond Kurzweil

/s/ Christopher Patusky	Director	February 28, 2012
Christopher Patusky

/s/ Louis W. Sullivan	Director	February 28, 2012
Louis W. Sullivan, M.D.

/s/ Tommy Thompson	Director	February 28, 2012
Tommy Thompson

EXHIBIT INDEX

Exhibit No.	Description

24	Power of Attorney (included on signature page)*

* Filed herewith